FORM OF SIXTH ADDENDUM TO MASTER CUSTODIAN AGREEMENT






THIS SIXTH ADDENDUM ("Addendum") to that certain Master Custodian Agreement (the "Agreement") dated June 22, 2001, as amended, by and between The Nottingham Management Company (the "Administrator") and Wachovia Bank, NA (successor by merger to First Union National Bank) (the "Bank"). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control:


     1. The Administrator and Bank wish to add the following new Trusts to the Agreement and modify Exhibit A of the Agreement accordingly.

     a. Exhibit A is hereby modified and amended by the adding the following Trusts to Exhibit A:

                      "Merit Advisors Investment Trust"
                      "Merit Advisors Investment Trust II"


IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective this 22nd day of March, 2004.


THE NOTTINGHAM MANAGEMENT COMPANY       WACHOVIA BANK, NA


By: _________________________           By: __________________________
      C. Frank Watson III
Its:  President                         Its:  __________________________